EXHIBIT 99.2

Sirna Therapeutics to Raise Additional Capital

BOULDER, Colo., April 30 — Sirna Therapeutics, Inc. (Nasdaq: RNAI) today announced that it has entered into definitive agreements with independent accredited institutional investors relating to a private placement of shares of Common Stock of the company for aggregate gross proceeds of at least $18 million at $3.25 per share. The parties expect to close the private placement during the first week of May 2004.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. As part of this transaction, Sirna has agreed to file a registration statement covering the resale of the shares of Common Stock acquired in this offering.

About Sirna Therapeutics

Sirna Therapeutics (Nasdaq: RNAI) is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties, including early stage of development and short operating history, ability to achieve and maintain profitability, ability to obtain and protect patents, risk of third-party patent infringement claims, ability to engage collaborators, ability to obtain regulatory approval for products, concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in the Company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For further information please contact: Howard W. Robin, President & CEO of Sirna Therapeutics, Inc., +1-303-449-6500; or Investors, E. Blair Schoeb, or Media, Justin Jackson, both of Burns McClellan, Inc., +1-212-213-0006, for Sirna Therapeutics Inc.

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